Exhibit 99.1

MIDDLESEX WATER COMPANY NAMES NEW PRESIDENT & CEO

Iselin, NJ (January 23, 2024) -- Middlesex Water Company (NASDAQ: MSEX) has named Nadine Leslie as its new President & CEO effective March 1, 2024. Ms. Leslie joins Middlesex following a comprehensive search for a successor to outgoing President & CEO Dennis W. Doll, who will retire from the Company February 29, 2024. Ms. Leslie will also be appointed to the Board of Directors effective March 1, 2024.

Ms. Leslie is an accomplished leader with domestic and international experience in the Water Industry. She previously served as Chief Executive Officer of SUEZ North America from 2019 to 2022. In this capacity, she was responsible for overseeing one of North America’s leading environmental companies, with revenues over $1.1 billion, providing water and recycling and recovery services to 6.6 million people in the United States and Canada. The scope of her responsibilities included 15 regulated water utilities, 65 municipal contracts through innovative public-private partnerships and the long-term asset management contracts for water storage facilities, serving more than 4,000 municipal and industrial clients.

Prior to her appointment as CEO of SUEZ North America, Ms. Leslie served as Executive Vice President - Health & Safety for the Paris-based SUEZ Group. In this capacity, she was responsible for directing and providing Health & Safety oversight to all business units of the Group. She also led the development and implementation of behavior-based safety practices, audited Health and Safety procedure implementation and compliance consistent with corporate and regulatory requirements and monitored the effectiveness of safety control measures used throughout SUEZ business units around the world.

Ms. Leslie has more than 25 years of industry experience in operations, management, compliance, client relations and due diligence. Since joining the SUEZ North America team in 2000, she has held leadership positions of increasing responsibility within the company’s regulated, contract and corporate segments. She served as part of the management team at projects located in Georgia and New Jersey in 2003 before being appointed Vice President and General Manager for the regulated utility business in the Toms River, NJ division in 2006. Ms. Leslie also headed the SUEZ corporate internal audit department from 2009 until 2011 and then served as President of SUEZ North America’s Environmental Services from 2011 until 2016. In this capacity, she was responsible for overseeing the operations and management of contract operations throughout the United States and Canada. This included more than 80 projects affiliated with municipal and industrial water and wastewater systems as well as two solid waste treatment facilities.

Mr. Doll will remain Chairman of the Middlesex Board of Directors through the expiration of his current term at the Annual Meeting of Shareholders on May 21, 2024. Mr. Doll has also entered into a consulting agreement with the Company to aid in a seamless transfer of leadership. The consulting agreement is effective commensurate with Mr. Doll’s retirement and expires May 21, 2024.

“I and the rest of the Middlesex Board of Directors are thrilled to have Nadine join our company. Her breadth of knowledge and experience bring a fresh perspective to the numerous opportunities and challenges facing our company and our industry,” said Doll. “The search committee of our Board of Directors led a very comprehensive and thoughtful recruiting process to ensure we could identify a leader to further the Company’s mission to provide operational and financial excellence.” added Doll.

“I am thrilled to join the Middlesex Water Company team and grateful for the trust and confidence placed in me by the Middlesex Board of Directors” said Ms. Leslie, incoming President and CEO. “I am confident with the support of our talented team and Board members, we will navigate challenges, capitalize on opportunities and create additional value for our customers and shareholders. Congratulations to Dennis on his successful tenure and I look forward to working with him during the transition period.”

About Middlesex Water Company

Established in 1897, Middlesex Water Company serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost-containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com